October 11, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

     We have read statements that China Sxan Biotech, Inc., formerly known as Advance Technologies, Inc., has included under “Change in Registrant’s Certifying Accountant” of the Form 8-K report to be filed on or about October 11, 2007 regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC